Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Golden Minerals Company of our report dated March 1, 2013 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Golden Minerals Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
August 9, 2013